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Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1

Exhibit 99.2

MAGNA ENTERTAINMENT CORP. ANNOUNCES CLOSING OF THE SALE OF FLAMBORO DOWNS
RACETRACK; INCREASE TO GULFSTREAM PARK CONSTRUCTION BUDGET;
AMENDMENTS TO LOAN AGREEMENTS

October 19, 2005, Aurora, Ontario, Canada — Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today announced the completion of the sale of its wholly owned subsidiaries that own and operate the Flamboro Downs racetrack near Hamilton, Ontario to Great Canadian Gaming Corp. on terms previously announced. In accordance with the share purchase agreement, MEC received sale proceeds of US$23.6 million and CDN$50 million, in cash and by the assumption of existing debt by Great Canadian.

"We are pleased with the successful outcome of this transaction and completing another step in our recapitalization plan. We wish the team at Great Canadian and the excellent staff at Flamboro Downs continued success in their operations and look forward to our continued relationship on horseracing content matters," stated Tom Hodgson, President and Chief Executive Officer of MEC.

MEC also announced today that it has increased the capital budget for its construction project at Gulfstream Park from US$145 million to US$171.5 million, including additional contingency reserves, subject to certain additional financing and loan amendments as described below. The most significant portion of the budget increase relates to the construction of the clubhouse, including as a result of additional material and labor costs, changes in scope and damage and delays resulting from recent hurricanes. Funding for the additional construction costs at Gulfstream Park will be provided pursuant to a loan of up to US$13.5 million from BE&K, Inc., parent company of Suitt Construction Co., Inc., the general contractor for the Gulfstream construction project and from general funds of MEC, including the net proceeds from the sale of Flamboro Downs. Gulfstream Park Racing Association, Inc. ("GPRA"), MEC's wholly owned subsidiary that owns and operates Gulfstream Park, and BE&K, Inc. have signed a term sheet setting forth the terms of the proposed construction loan and are currently negotiating definitive documentation, which they expect to finalize and execute by the end of October. As security for the loan from BE&K, Inc., certain subsidiaries of MEC that own land in Ocala, Florida (the "Ocala Land") will provide a guarantee to BE&K, Inc., which will be secured by a mortgage over the Ocala Land.

In accordance with its bridge loan agreement with a subsidiary (the "MID Lender") of MI Developments Inc. (MEC's parent company) and with its senior secured revolving credit agreement, MEC is required to use the net proceeds from the sale of Flamboro Downs to pay down the principal amount owing under the two loans in equal portions. However, both the MID Lender and the lender under the senior secured revolving credit facility (the "Senior Lender") have agreed in principle to mutually waive this repayment requirement, subject to certain other amendments and the execution of definitive agreements for such amendments. The parties are currently negotiating the definitive documentation and anticipate closing the amendments by the end of October.

The amendment to the senior secured revolving credit agreement will require that upon the closing of certain future asset sales, MEC will permanently repay the senior secured revolving credit facility by approximately US$12 million from the proceeds of such sales. The amendments to the bridge loan agreement with the MID Lender will require that (i) MEC place up to US$13 million from the Flamboro Downs sale proceeds into escrow with the MID Lender for future Gulfstream construction costs, (ii) the MID Lender will waive its negative pledge over the Ocala Land, (iii) GPRA shall have entered into a definitive agreement with BE&K for debt financing of US$13.5 million to be used to pay for construction costs for the Gulfstream construction project, (iv) MEC will use commercially reasonable efforts to sell certain assets and use the proceeds of such sales to pay down the bridge loan from the MID Lender, and (v) in the event that MEC does not enter into definitive agreements prior to December 1, 2005 to sell certain additional assets or repay the full balance of the bridge loan by January 15, 2006, the MID Lender will be granted mortgages on certain additional properties owned by MEC. Upon the closing of the sale of certain assets by MEC, MEC will also be required to put into escrow with the MID Lender the amount required to pre-pay the loan from BE&K. Consideration of the amendments to the loans from the MID Lender was supervised for MEC by the Special Committee of MEC's board of directors, consisting of John R. Barnett (Chairman) and Jerry D. Campbell, Louis E. Lataif, William J. Menear and Gino Roncelli. The approval of MEC's board (with interested directors abstaining) followed a favorable recommendation of the Special Committee.

On October 17, 2005, the MID Lender made available to MEC the second tranche of the bridge loan, in the amount of US$25 million, such that the amount currently available to MEC is US$75 million. To date, MEC has drawn a total of approximately US$56 million under the bridge loan.

"Despite the higher capital requirements now envisioned to complete the construction project at Gulfstream Park, we remain very excited about the opening of one of the country's premier horse racing and entertainment venues in January 2006," said Tom Hodgson.

About Magna Entertainment Corp.

MEC is North America's largest owner and operator of horse racetracks, based on revenue. It develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and Horse Racing TV™, a 24-hour horse racing television network, as well as RaceONTV™ and MagnaBet™ internationally.

This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Such risks and uncertainties include those set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, under the heading "Business-Risk Factors". Other important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the completion of definitive documentation for and consummation of the transactions described and a substantial change in law or regulations affecting our activities. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable we can give no assurance that such expectations will prove to be correct.

For more information contact:

Blake Tohana
Executive Vice President and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario L4G 7K1
Telephone: (905) 726-2462
Website: www.magnaent.com

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MAGNA ENTERTAINMENT CORP. ANNOUNCES CLOSING OF THE SALE OF FLAMBORO DOWNS RACETRACK; INCREASE TO GULFSTREAM PARK CONSTRUCTION BUDGET; AMENDMENTS TO LOAN AGREEMENTS